ISRAEL ACQUISITIONS CORP

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

January 10, 2023

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Attention: Ruairi Regan

Re:	Israel Acquisitions Corp

Registration Statement on Form S-1

Filed March 17, 2022

File No. 333-263658

Acceleration Request:

Requested Date: January 12, 2023

Requested Time: 4:00 p.m. Eastern Time

Dear Mr. Regan:

Pursuant to Rule 461 of Regulation C promulgated under the Securities Act of 1933, as amended, Israel Acquisitions Corp (the “Company”) hereby respectfully requests acceleration of the effective date of the above-referenced Registration Statement on Form S-1 (File No. 333-263658) (the “Registration Statement”) so that it may become effective at the “Requested Date” and “Requested Time” set forth above, or as soon thereafter as practicable.

Please call Kristina Trauger of Proskauer Rose LLP at (212) 969-3436 to provide notice of the effectiveness of the Registration Statement.

[Signature page follows]

ISRAEL ACQUISITIONS CORP.

By:	/s/ Ziv Elul
Name:	Ziv Elul
Title:	Chief Executive Officer

[Signature Page – Company Acceleration Request]